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                                                               EXHIBIT 3.1

                            CERTIFICATE OF INCORPORATION
                          OF COLLATERAL THERAPEUTICS, INC.,
                               a Delaware Corporation

          The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct business and promote the purpose hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                      ARTICLE I

          The name of this corporation is Collateral Therapeutics, Inc.

                                     ARTICLE II

          The address of the corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901. The name of its registered agent at such address is CorpAmerica, Inc.

                                     ARTICLE III

          The purpose of this corporation is to engage in any lawful act for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.

                                     ARTICLE IV

     A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Eleven Million Two Hundred Twenty-One Thousand Five Hundred Forty (11,221,540) shares. Ten Million (10,000,000) shares shall be Common Stock and One Million Two Hundred Twenty-One Thousand Five Hundred Forty (1,221,540) shares shall be Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation shall be issued by series as set forth herein.
The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Three Hundred Seventy-Four Thousand Five Hundred Thirty-Two (374,532) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Hundred Seventy-Four Thousand Five Hundred Thirty-Two (374,532) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Four Hundred Seventy-Two Thousand Four Hundred Seventy-Six (472,476) shares. Except to the extent otherwise provided herein, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be treated as a single class referred to herein collectively as the "Preferred Stock." The Preferred Stock shall have a par value of


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$.001 per share and the Common Stock shall have a par value of $.001 per share.

     B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

          1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, pro-rata and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, (i) with respect to the Series A Preferred Stock and Series B Preferred Stock, at the rate of $0.334 per share per annum and (ii) with respect to the Series C Preferred Stock, at the rate of $0.40 per share per annum, when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, pro-rata and prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (i) with respect to the Series A Preferred Stock, an amount per share equal to the sum of
(A) $6.675 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (B) an amount equal to the sum of (I) five percent (5%) return on the Original Series A Issue Price, compounded annually from the Series A Purchase Date (as defined herein) through the date of liquidation, dissolution or winding up of this corporation and (II) declared but unpaid dividends on each share, (ii) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (A) $6.675 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (B) an amount equal to the sum of (I) five percent (5%) return on the Original Series B Issue Price, compounded annually from the Series B Purchase Date (as defined herein) through the date of liquidation, dissolution or winding up of this corporation and (II) declared but unpaid dividends on each share and (iii) with respect to the Series C Preferred Stock, an amount per share equal to the sum of (A) $8.00 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and (B) an amount equal to the sum of (I) five percent (5%) return on the Original Series C Issue Price, compounded annually from the Series C Purchase Date (as defined herein) through the date of liquidation, dissolution or winding up of this corporation and (II) declared but unpaid dividends on each share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and

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Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the amount of such stock owned by each such holder.

               (b) After the distributions described in subsection (a) above have been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining funds and assets of the corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro-rata based on the number of shares of Common Stock held by each.

               (c)(i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

               (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                         (1)  If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

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                    (B)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               (iii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, (i) with respect to the Series A Preferred Stock, by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) with respect to the Series B Preferred Stock, by

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dividing the Original Series B Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion and (iii) with respect to the Series C Preferred Stock, by dividing the Original Series C Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 3(d). The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to further adjustment as set forth in subsequent subsections of subsection 3(d). The initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that the Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 3(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the aggregate net proceeds to the corporation of which were not less than $10,000,000 (provided the corporation has a fully-diluted valuation prior to such offering of at least $25,000,000) or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting as a single class.

               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of

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securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                         (A)  If the corporation shall issue, after the date
upon which any shares of Series A Preferred Stock were first issued (the "Series A Purchase Date") (with respect to the Series A Preferred Stock), after the date upon which any shares of Series B Preferred Stock were first issued (the "Series B Purchase Date") (with respect to the Series B Preferred Stock) or after the date upon which any shares of Series C Preferred Stock were first issued (the "Series C Purchase Date") (with respect to the Series C Preferred Stock), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this subsection 3(d)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                         (B)  No adjustment of the Conversion Price for the
Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

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                         (D)  In the case of the issuance of Common Stock for a
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E)  In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d):

                              (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(D) and (d)(E)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(D) and (d)(E)).

                              (3)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

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                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 3(d)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(E)(3) or (4).

                         (F)  "Additional Stock" shall mean any shares of
Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(E)) by this corporation after the Series C Purchase Date other than:

                              (1)  Common Stock issued pursuant to a
transaction described in subsection 3(d)(G) hereof: or

                              (2)  shares of Common Stock issuable or issued to
employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed 708,859 or

                              (3)  shares of Common Stock issued or issuable
(I) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or

                              (4)  securities issued pursuant to the
acquisition of another business entity or business segment of any such entity by this corporation by merger, purchase of substantially all the assets or organization whereby the corporation will own not less than fifty-one (51%) percent of the voting power of such a business entity or business segment of any such entity; or

                              (5)  securities issued (I) to vendors or
customers or to other persons in similar commercial situations with the corporation or (II) in

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connection with obtaining lease financing, whether issued to a lessor, guarantor or other person.

                         (G)  In the event the corporation should at any time
or from time to time after the Series C Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(E).

                         (H)  If the number of shares of Common Stock
outstanding at any time after the Series C Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(G), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision

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shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.

                       (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                      (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining

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the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (k)  Notices.  Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          4.   Voting Rights.

               (a) General Voting Rights. In addition to the voting rights described in Section 5 of this Article IV, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) Election of Directors. With respect to the election of directors,


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the holders of Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, shall have the right to elect one (1) director, and the holders of Common Stock shall have the right to elect all other directors.

          5. Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, this corporation shall not:

               (a) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of without first obtaining the approval (by vote or written consent, as provided by law) (i) for a period of two years following May 7, 1996 (the "Protective Period"), by (A) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock and (B) if the effective price per share to be received by a stockholder (whether or not payable in installments) is less than $8.00 per share, by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, and (ii) following the Protective Period, by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class;

               (b) authorize, create or issue, or obligate itself to issue (including by reclassification of any outstanding shares), any other equity security, including any other security convertible into or exercisable for any equity security having a preference on parity with or superior to any series of currently-outstanding Preferred Stock with respect to dividends or upon liquidation without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class; or

               (c) alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so as to affect adversely such shares without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series of Preferred Stock so adversely affected.

          6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          7. Repurchase of Shares. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     C.   Common Stock.

          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

          3.   Redemption.  The Common Stock is not redeemable.

          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                      ARTICLE V

     A. Exculpation. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

     B. Indemnification. To the extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

     C. Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article V shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                     ARTICLE VI

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.

                                     ARTICLE VII

     No holder of shares of stock of the corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration as in its discretion it shall deem advisable or as the corporation shall have by contract agreed.

                                    ARTICLE VIII

     The corporation is to have a perpetual existence.

                                     ARTICLE IX

     The corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation and/or any provision contained in any amendment to or restatement of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                      ARTICLE X

     The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws by the requisite affirmative vote of Directors as set forth in the Bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of

Directors by the requisite affirmative vote of stockholders as set forth in the Bylaws; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

                                     ARTICLE XI

     The name and mailing address of the incorporator is Lisa A. McQuen, 550 West "C" Street, Suite 1200, San Diego, California 92101.

     IN WITNESS WHEREOF, this Certificate of Incorporation has been signed under the seal of the corporation as of this 16th day of April, 1998 by the undersigned who affirms that the statements made herein are true and correct.




                                        /s/ Lisa A. McQuen
                                        -----------------------------------
                                        Lisa A. McQuen

                                      CORRECTED
                           CERTIFICATE OF AMENDMENT OF THE
                           CERTIFICATE OF INCORPORATION OF
                            COLLATERAL THERAPEUTICS, INC.

     Collateral Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:


1. The original Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of Delaware on May 29, 1998 (the "Amendment") and that said Amendment requires correction, as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2. The Amendment incorrectly stated the number of authorized shares of the Corporation and as corrected, said Amendment shall read in its entirety as follows:


                           CERTIFICATE OF AMENDMENT OF THE
                           CERTIFICATE OF INCORPORATION OF
                            COLLATERAL THERAPEUTICS, INC.


     Collateral Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth proposed amendments to the Certificate of Incorporation of the Corporation, and declaring said amendments to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendments are as follows:

     NOW, THEREFORE, BE IT RESOLVED, that Section A of Article III of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

          "A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty Million Two Hundred Twenty One
     Thousand Five Hundred Forty (20,221,540) shares. Nineteen Million (19,000,000) shares shall be Common Stock and One Million Two Hundred Twenty One Thousand Five Hundred Forty (1,221,540) shares shall be Preferred Stock. The Preferred Stock authorized by this Certificate of Amendment shall be issued by series as set forth herein. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Three Hundred Seventy Four Thousand Five Hundred Thirty Two (374,532) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Hundred Seventy Four Thousand, Five Hundred Thirty Two (374,532) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Four Hundred Seventy Two Thousand Four Hundred
     Seventy Six (472,476) shares. Except to the extent otherwise provided herein, the Series A Preferred Stock, Series B Preferred Stock and
     Series C Preferred Stock shall be treated as a single class referred to herein collectively as the "Preferred Stock." The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

          Upon the amendment of this Article III as set forth herein, each share of Common Stock, $0.001 par value per share, issued and outstanding at such time shall be split and converted into one and nine-tenths (1.9) shares of Common Stock, $0.001 par value per share ("new shares"). No fractional share shall be issued upon the split and conversion of any share or shares of Common Stock. If the split and conversion of the shares of Common Stock represented by each certificate (including, for this purpose, a holder of a certificate of shares of Common Stock issuable upon the conversion of Preferred Stock) would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, issue the holder one additional share. An amount shall be transferred from surplus to capital so that the amount of capital represented by the new shares in the aggregate at the time of filing of this Certificate of Amendment shall equal the aggregate number of new shares multiplied by $0.001. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment shall represent such number of new shares as split and converted following the filing of this Certificate of Amendment. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, $0.001 par value, duly endorsed, at the office of this Corporation, this Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid."

     SECOND: That, thereafter, the stockholders approved the foregoing amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.



                  [Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Collateral Therapeutics, Inc. has caused this certificate to be signed by Christopher Reinhard, its Chief Financial Officer, this 1st day of June, 1998.





                                   By:  /s/ Christopher Reinhard
                                        ---------------------------------------
                                        Christopher Reinhard














                    [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

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